As filed with the Securities and Exchange Commission on May 13, 2026
Registration No. 333-269023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-269023

UNDER THE SECURITIES ACT OF 1933

SUN COUNTRY AIRLINES HOLDINGS, INC.
(Sun Country Airlines Holdings, LLC as successor by merger to Sun Country Airlines Holdings, Inc.)
(Exact name of registrant as specified in its charter)

Nevada	82-4092570
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1201 North Town Center Drive
Las Vegas, Nevada 89144
(702) 851-7300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert B. Goldberg
SVP, Senior Counsel and Secretary
 1201 North Town Center Drive
Las Vegas, Nevada 89144
(Name and address, including zip code, of agent for service)

(651) 681-3900
(Telephone number, including area code, of agent for service)

Copies to:

Richard Oliver
 Micah Kegley
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, DC 20005
(202) 371-7000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securi-ties Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to Registration Statement No. 333-269023 on Form S-3 (the “Registration Statement”), which was filed by Sun Country Airlines Holdings, Inc., a Delaware corporation (“Sun Country”) with the U.S. Securities and Exchange Commission (the “SEC”) on December 27, 2022 to register 34,352,603 shares of common stock, par value $0.01 per share, of Sun Country.

On May 13, 2026, pursuant to the terms of an Agreement and Plan of Merger, dated as of January 11, 2026, by and among Sun Country, Allegiant Travel Company, a Nevada corporation (“Allegiant”), Mirage Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Allegiant (“Merger Sub 1”), and Sawdust Merger Sub, LLC, a Nevada limited liability company and a direct wholly owned subsidiary of Allegiant (“Merger Sub 2”), Merger Sub 1 merged with and into Sun Country (the “First Merger”), with Sun Country surviving the First Merger as a direct wholly owned subsidiary of Allegiant and immediately following the First Merger, Sun Country merged with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a direct wholly owned subsidiary of Allegiant, under the name “Sun Country Airlines Holdings, LLC”.

As a result of the Mergers, any and all offerings of securities registered pursuant to the Registration Statement have been terminated.  In accordance with undertakings made by Sun Country in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Merger Sub 2, as successor to Sun Country, hereby removes from registration all such securities registered under the Registration Statement but unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and Merger Sub 2, as successor to Sun Country, hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on May 13, 2026. No other person is required to sign this Post-Effective Amendment on behalf of the registrant in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Sun Country Airlines Holdings, LLC
(as successor by merger to Sun Country Airlines Holdings, Inc.)

By:	/s/ Robert J. Neal
Robert J. Neal
President and Chief Financial Officer